UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2008

Commission File Number: 333-130344

NOVORI INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE
(state or other jurisdiction of incorporation or organization)

Suite 206 – 5550 152nd Street,
Surrey, British Columbia, Canada, V3S 5J9
(Address of principal executive offices)

(778) 571-0880
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events

On May 6, 2008, the Company entered into a letter of intent with Zalemark, Inc., a company incorporated in California, to negotiate a merger between a yet to be incorporated wholly owned subsidiary of the Company to be called Novori Acquisition Corp. and Zalemark. The letter of intent is non-binding with the exception that the parties provide access to any information necessary for each party to review the business, assets and operations of the other party; that each of the parties will bear its own costs associated with the merger, including the costs to conduct due diligence, legal and accounting fees and filing fees; and the parties have agreed to use reasonable efforts to negotiated a merger agreement. The binding provisions of the agreement will remain in effect until the earlier of entry into a definitive merger agreement, or for a period of 45 days after the execution of the letter of intent. If no merger agreement is reached, any obligations and liabilities arising between the parties to one another shall terminate.

Prior to entering into the letter of intent, the parties entered into a standstill agreement dated April 10, 2008, pursuant to which Zalemark agreed not to solicit, negotiate or encourage any transaction involving the sale of assets or shares of Zalemark to any person other than Novori until the earlier of 90 days after the date of the agreement or the completion of a merger agreement.

The Parties distributed a press release announcing the letter of intent on May 22, 2008.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are included as part of this report:

99.1 Press Release dated May 22, 2008 – Novori Inc. Announces Intent to Merge with Zalemark, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVORI INC.
(Registrant)

Date: May 22, 2008	By: /s/ Harold Schaffrick
Harold Schaffrick, President and Chief Executive Officer